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                                                                                                                      Exhibit 12.2





                                                                ALABAMA POWER COMPANY
                                                Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2001 and the year to date June 30, 2002
                                                                                                                         Six
                                                                                                                        Months
                                                                                                                         Ended
                                                                      Year ended December 31,                           June 30,
                                             -------------------------------------------------------------------------------------
                                               1997              1998            1999           2000         2001           2002
                                               ----              ----            ----           ----         ----           ----
                                            ----------------------------Thousands of Dollars-------------------------------------


EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $840,108      $896,380      $ 903,557      $962,223      $925,031      $ 444,739
      AFUDC - Debt funds                             4,855         4,664         11,010        20,197         9,569          3,646
                                                  --------      --------      ---------      --------      --------      ---------
         Earnings  as defined                     $844,963      $901,044      $ 914,567      $982,420      $934,600      $ 448,385
                                                  ========      ========      =========      ========      ========      =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                     $169,536      $194,559      $193,968      $222,530      $220,627      $107,392
   Interest on interim obligations                  22,787        11,012         9,865        10,759        14,638         1,307
   Amort of debt disc, premium  and expense, net     9,657        42,506        11,171        11,668        11,740         6,257
   Other interest charges                           42,381        40,445        39,819        38,661        35,129        15,407
                                                  --------      --------      --------      --------      --------      --------
         Fixed charges as defined                  244,361       288,522       254,823       283,618       282,134       130,363
Tax deductible preferred dividends                   1,589         1,236         1,089         1,089         1,089           544
                                                  --------      --------      --------      --------      --------      --------
                                                   245,950       289,758       255,912       284,707       283,223       130,907
                                                  --------      --------      --------      --------       -------      --------
Non-tax deductible preferred dividends              12,997        13,407        15,375        15,067        14,435         6,783
Ratio of net income before taxes to net incom     x  1.538      x  1.563      x  1.585      x  1.602      x  1.623      x  1.626
                                                  --------      --------       -------      --------      --------      --------
Pref dividend requirements before income taxes      19,989        20,955        24,369        24,137        23,428        11,029
                                                  --------      --------      --------      --------      --------      --------
Fixed charges plus pref dividend requirements     $265,939      $310,713      $280,281      $308,844      $306,651      $141,936
                                                  ========      ========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                    3.18          2.90          3.26          3.18          3.05          3.16
                                                     =====         =====         =====         =====         =====         =====


Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern
        Electric Generating  Company.
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